EXHIBIT 12

CENTRAL HUDSON GAS & ELECTRIC CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS


                                                                  1998                             YEAR ENDED DECEMBER 31,
                                                    --------------------------------    ------------------------------------------
                                                    3 Months    9 Months    12 Months    1997(2)     1996(2)      1995        1994
                                                      Ended       Ended       Ended     --------    --------      ----        ----
                                                    SEPT. 30    SEPT. 30    SEPT. 30
                                                    --------------------------------
   Earnings:
A.  Net Income                                      $ 13,810    $ 43,018    $ 52,789    $ 55,086    $ 56,082    $ 52,722    $ 50,929
B.  Federal Income Tax                                 7,789      23,561      24,893      26,237      31,068      28,687      26,806
                                                    --------    --------    --------    --------    --------    --------    --------
C.  Earnings before Income Taxes                      21,599      66,579      77,682      81,323      87,150      81,409      77,735
                                                    ========    ========    ========    ========    ========    ========    ========
D.  Total Fixed Charges 1                              7,099      21,296      28,348      27,670      28,277      30,433      32,679
                                                    --------    --------    --------    --------    --------    --------    --------
E.  Total Earnings                                  $ 28,698    $ 87,875    $106,030    $108,993    $115,427    $111,842    $110,414
                                                    ========    ========    ========    ========    ========    ========    ========
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247                    $    807    $  2,422    $  3,230    $  3,230    $  3,230    $  4,903    $  5,127
G.  Less Allowable Dividend Deduction                     32          96         127         127         127         528         528
                                                    --------    --------    --------    --------    --------    --------    --------
H.  Net Subject to Gross-up                              775       2,326       3,103       3,103       3,103       4,375       4,599
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)                         1.564       1.548       1.472       1.476       1.554       1.544       1.526
                                                    --------    --------    --------    --------    --------    --------    --------
J.  Pref. Dividend (Pre-tax) (HxI)                     1,212       3,601       4,568       4,580       4,822       6,755       7,018
K.  Plus Allowable Dividend Deduction                     32          96         127         127         127         528         528
                                                    --------    --------    --------    --------    --------    --------    --------
L.  Preferred Dividend Factor                          1,244       3,697       4,695       4,707       4,949       7,283       7,546
M.  Fixed Charges (D)                                  7,099      21,296      28,348      27,670      28,277      30,433      32,679
                                                    --------    --------    --------    --------    --------    --------    --------
N.  Total Fixed Charges
     and Preferred Dividends                        $  8,343    $ 24,993    $ 33,043    $ 32,377    $ 33,226    $ 37,716    $ 40,225
                                                    ========    ========    ========    ========    ========    ========    ========
O.  Ratio of Earnings to Fixed
     Charges (E/D)                                      4.04        4.13        3.74        3.94        4.08        3.68        3.38
                                                    ========    ========    ========    ========    ========    ========    ========
P.  Ratio of Earnings to Fixed Charges
     and Preferred Dividends (E/N)                      3.44        3.52        3.21        3.37        3.47        2.97        2.74
                                                    ========    ========    ========    ========    ========    ========    ========

     1 Includes a portion of rent expense deemed to be representive of the interest factor.
     2   Restated to properly reflect the exclusion of AFUDC from fixed charges.